Exhibit 99.1

Horizon Technology Finance Announces
Second Quarter 2017 Financial Results

Strong Investment Activity Leads to Increased Committed Backlog;

Liquidity Events Contributed to Annualized Portfolio Yield of 14.7%

FARMINGTON, Conn., August 1, 2017 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (the “Company” or “Horizon”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries, today announced its financial results for the second quarter ended June 30, 2017.

Second Quarter 2017 Highlights

•	Earned net investment income of $2.8 million, or $0.24 per share, for the quarter
•	Net asset value equaled $136.8 million, or $11.87 per share, at quarter end
•	Funded $22.0 million in loans to five companies
•	Achieved an annualized portfolio yield of 14.7% for the quarter
•	Ended the quarter with an investment portfolio of $179.1 million
•	Experienced liquidity events from four portfolio companies
•	Total liquidity as of June 30, 2017 was $49.7 million
•	Floating rate loans comprised 99% of the outstanding principal of the loan portfolio at quarter end
•	At quarter end, held a portfolio of warrant and equity positions in 77 portfolio companies
•	Asset coverage for borrowed amounts of 344% as of June 30, 2017
•	Declared distributions of $0.10 per share payable in each of October, November and December 2017, increasing cumulative declared distributions to $9.92 per share since going public in October 2010

“During the second quarter, we continued to realize strong loan originations while expanding our investment pipeline,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “Our success in increasing our committed backlog to $45 million while funding $22 million in new loans is due to the additions we have made to our lending platform with new senior professionals as well as a strong market for our venture debt products.”

Mr. Pomeroy continued, “As we move forward, we continue to see increased pipeline activity and improvement in the quality of opportunities. Our focus remains on originating loans to innovative companies in the life science and technology sectors. Given our positive momentum with originations this year, we believe Horizon is positioned to grow its investment portfolio over the coming quarters. Complementing this, we continue to provide our shareholders with distributions while delivering additional value from our diverse warrant portfolio.”

Operating Results

Total investment income was $5.9 million for the three months ended June 30, 2017, as compared to $9.1 million for the three months ended June 30, 2016. The year-over-year decrease in total investment income is primarily due to lower interest income on investments resulting from the smaller average size of the loan portfolio. For the six months ended June 30, 2017 and 2016, total investment income was $12.8 million and $18.4 million, respectively.

The Company’s dollar-weighted annualized portfolio yield on average loans for the three months ended June 30, 2017 and 2016 was 14.7% and 15.5%, respectively. Horizon's dollar-weighted average annualized portfolio yield on average loans for the six months ended June 30, 2017 and 2016 was 15.1% and 15.5%, respectively.

Total expenses for the three months ended June 30, 2017 were $3.1 million, as compared to $4.7 million for the three months ended June 30, 2016. Interest expense decreased year-over-year primarily due to a decrease in average borrowings. Base management fee decreased year-over-year primarily due to a decrease in the average size of the investment portfolio. For the three months ended June 30, 2017, incentive fee expense decreased as the incentive fee on pre-incentive fee net investment income was limited by the incentive fee cap and deferral mechanism under the Company's Investment Management Agreement, which resulted in $0.2 million of reduced expense and additional net investment income. Total expenses for the six months ended June 30, 2017 decreased to $6.7 million, as compared to $9.6 million for the six months ended June 30, 2016.

Net investment income for the three months ended June 30, 2017 was $2.8 million, or $0.24 per share, as compared to $4.5 million, or $0.39 per share, for the three months ended June 30, 2016. For the six months ended June 30, 2017 and 2016, net investment income was $6.1 million, or $0.53 per share, and $8.9 million, or $0.77 per share, respectively.

For the three months ended June 30, 2017, the net realized gain on investments was $0.2 million, or $0.02 per share, as compared to net realized loss on investments of $0.9 million, or $0.08 per share, for the three months ended June 30, 2016. For the six months ended June 30, 2017 and 2016, the net realized loss on investments was $10.7 million, or $0.93 per share, and $2.9 million, or $0.25 per share, respectively.

For the three months ended June 30, 2017, the net unrealized depreciation on investments was $2.2 million, or $0.19 per share, as compared to net unrealized depreciation on investments of $3.7 million, or $0.32 per share, for the three months ended June 30, 2016. For the six months ended June 30, 2017, net unrealized appreciation on investments totaled $8.9 million, or $0.78 per share, as compared to net unrealized depreciation on investments of $4.7 million, or $0.41 per share for the six months ended June 30, 2016.

Portfolio Summary and Investment Activity

As of June 30, 2017, the Company’s debt portfolio consisted of 37 secured loans with an aggregate fair value of $164.9 million. In addition, the Company’s total warrant, equity and other investments in 80 portfolio companies had an aggregate fair value of $14.2 million as of June 30, 2017. Total portfolio investment activity as of and for the three months ended June 30, 2017 and 2016 was as follows:

($ in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2017	2016	2017	2016
Beginning portfolio	$180,114	$245,035	$194,003	$250,267
New debt investments	22,074	15,187	47,990	31,687
Principal payments received on investments	(8,441)	(13,800)	(20,332)	(23,786)
Early pay-offs	(12,308)	(8,632)	(39,517)	(16,729)
Accretion of debt investment fees	433	379	938	741
New debt investment fees	(420)	(230)	(690)	(519)
New equity	—	11	—	56
Proceeds from sale of investments	(346)	(99)	(1,572)	(935)
Net realized gain (loss) on investments	175	(871)	(10,670)	(2,788)
Net unrealized (depreciation) appreciation on investments	(2,197)	(3,714)	8,934	(4,728)
Ending portfolio	$179,084	$233,266	$179,084	$233,266

Net Asset Value

At June 30, 2017, the Company’s net assets were $136.8 million, or $11.87 per share, as compared to $153.2 million, or $13.27 per share, as of June 30, 2016, and $139.2 million, or $12.09 per share, as of December 31, 2016.

For the three months ended June 30, 2017, the net increase in net assets resulting from operations was $0.7 million, or $0.06 per share, compared with a net decrease in net assets of $0.1 million, or $0.01 per share, for the three months ended June 30, 2016.

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of June 30, 2017 and December 31, 2016:

($ in thousands)	June 30, 2017			December 31, 2016
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	8	$26,132	15.8%	6	$29,721	16.0%
3	23	124,123	75.3	28	131,605	70.6
2	3	7,040	4.3	6	13,360	7.2
1	3	7,600	4.6	4	11,500	6.2
Total	37	$164,895	100.0%	44	$186,186	100.0%

As of June 30, 2017 and December 31, 2016, Horizon’s loan portfolio had a weighted average credit rating of 3.0, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents a deteriorating credit quality and high degree of risk of loss of principal. As of June 30, 2017, there were three debt investments with an internal credit rating of 1, with an aggregate cost of $16.0 million and an aggregate fair value of $7.6 million. As of December 31, 2016, there were four debt investments with an internal credit rating of 1, with an aggregate cost of $26.2 million and an aggregate fair value of $11.5 million.

Liquidity Events

Horizon experienced liquidity events from four portfolio companies in the quarter ended June 30, 2017. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In April, Avalanche Technology, Inc. (“Avalanche”) prepaid the outstanding principal balance of $2.4 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Avalanche.

In April, Systech International, Inc. (“Systech”) prepaid $2.2 million of the outstanding principal balance on one of its venture loans, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold a debt investment and warrants in Systech.

In May, Nanocomp Technologies, Inc. (“Nanocomp”) prepaid the outstanding principal balance of $3.2 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Nanocomp.

In May, ControlScan, Inc. (“ControlScan”) prepaid the outstanding principal balance of $4.5 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon also received proceeds of approximately $290,000 pursuant to its exercise and sale of warrants in ControlScan.

Liquidity and Capital Resources

As of June 30, 2017, the Company had $49.7 million in available liquidity, including $12.3 million in cash and $37.4 million in funds available under existing credit facility commitments.

At June 30, 2017, there was $23.0 million outstanding under the $95.0 million revolving credit facility. The facility allows for an increase in the total loan commitment up to an aggregate commitment of $150 million. There can be no assurance that any additional lenders will make any commitments under the facility.

As of June 30, 2017, the Company’s debt to equity leverage ratio was 41%, and the asset coverage ratio for borrowed amounts was 344%.

Stock Repurchase Program

On April 27, 2017, the Company’s board of directors extended the Company's previously authorized stock repurchase program until the earlier of June 30, 2018 or the repurchase of $5.0 million of the Company's common stock. From the inception of the stock repurchase program through June 30, 2017, the Company has repurchased 161,542 shares of its common stock at an average price of $11.27 on the open market at a total cost of $1.8 million.

Monthly Distributions Declared in Third Quarter 2017

On July 28, 2017, the Company’s board of directors declared monthly distributions of $0.10 per share payable in each of October, November and December 2017. The following table shows these monthly distributions, which total $0.30 per share:

Ex-Dividend Date	Record Date	Payment Date	Amount Per Share
September 18, 2017	September 20, 2017	October 16, 2017	$0.10
October 17, 2017	October 19, 2017	November 15, 2017	$0.10
November 16, 2017	November 20, 2017	December 15, 2017	$0.10
		Total:	$0.30

After paying distributions of $0.30 and earning $0.24 per share for the quarter, the Company’s undistributed spillover income as of June 30, 2017 was $0.08 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, August 2, 2017 at 9:00 a.m. ET to discuss its latest corporate developments and financial results. The dial-in number for callers in the U.S. is (877) 677-9112, and the dial-in number for international callers is (708) 290-1396. The access code for all callers is 53336886.

A live webcast will be available on the Company’s website at www.horizontechfinance.com.

A replay of the call will be available through August 4, 2017. To access the replay, please dial (855) 859-2056 in the United States and (404) 537-3406 outside the United States, and then enter the access code 53336886. An online archive of the webcast will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize its investment portfolio's return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon has regional offices in Pleasanton, California, Reston, Virginia and Boston, Massachusetts. Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol “HRZN”. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Horizon Technology Finance	Investor Relations and Media Contact:
Daniel R. Trolio	The IGB Group
Chief Financial Officer	Scott Eckstein / Leon Berman
(860) 674-9977	(212) 477-8261 / (212) 477-8438
dtrolio@horizontechfinance.com	seckstein@igbir.com / lberman@igbir.com

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	June 30, 2017	December 31, 2016

Assets
Non-affiliate investments at fair value (cost of $189,613 and $211,627, respectively)	$179,084	$194,003
Cash	12,273	37,135
Interest receivable	4,095	6,036
Other assets	1,665	2,078
Total assets	$197,117	$239,252

Liabilities
Borrowings	$55,691	$95,597
Distributions payable	3,456	3,453
Base management fee payable	308	337
Incentive fee payable	405	—
Other accrued expenses	495	673
Total liabilities	60,355	100,060

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2017 and December 31, 2016	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 11,680,722 and 11,671,966 shares issued and 11,519,180 and 11,510,424 shares outstanding as of June 30, 2017 and December 31, 2016, respectively	12	12
Paid-in capital in excess of par	179,647	179,551
Distributions in excess of net investment income	(1,187)	(397)
Net unrealized depreciation on investments	(10,529)	(19,463)
Net realized loss on investments	(31,181)	(20,511)
Total net assets	136,762	139,192
Total liabilities and net assets	$197,117	$239,252
Net asset value per common share	$11.87	$12.09

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations
(Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Investment income
Interest income on non-affiliate investments	$5,418	$8,788	$11,697	$17,790
Prepayment fee income on non-affiliate investments	327	263	788	429
Fee income on non-affiliate investments	133	41	356	170
Total investment income	5,878	9,092	12,841	18,389
Expenses
Interest expense	1,084	1,512	2,401	3,046
Base management fee	888	1,247	1,862	2,531
Performance based incentive fee	405	1,027	836	2,126
Administrative fee	187	275	381	556
Professional fees	324	343	830	844
General and administrative	236	261	410	462
Total expenses	3,124	4,665	6,720	9,565
Net investment income before excise tax	2,754	4,427	6,121	8,824
Credit for excise tax	—	(85)	—	(85)
Net investment income	2,754	4,512	6,121	8,909

Net realized and unrealized loss on investments
Net realized gain (loss) on investments	176	(876)	(10,670)	(2,862)
Net unrealized (depreciation) appreciation on investments	(2,197)	(3,714)	8,934	(4,728)
Net realized and unrealized loss on investments	(2,021)	(4,590)	(1,736)	(7,590)

Net increase (decrease) in net assets resulting from operations	$733	$(78)	$4,385	$1,319
Net investment income per common share	$0.24	$0.39	$0.53	$0.77
Net increase (decrease) in net assets per common share	$0.06	$(0.01)	$0.38	$0.11
Distributions declared per share	$0.30	$0.345	$0.60	$0.69
Weighted average shares outstanding	11,517,271	11,544,412	11,515,074	11,541,208